Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of December 8, 2023 (the “Amendment Effective Date”), is by and between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (“Company”), and Joseph F. Coradino (“Executive”). Company and Executive are sometimes collectively referred to herein as the “Parties.”

BACKGROUND

The Company and Executive are currently parties to that certain Amended and Restated Employment Agreement, dated as of May 12, 2021 (“Employment Agreement”). In accordance with Section 6.13(a) of the Employment Agreement, the Parties wish to amend certain provisions of the Employment Agreement, as provided herein. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and intending to be legally bound hereby, the Parties agree as follows:

1. Section 4.4(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

(a) If (i) Executive’s employment is terminated (within the meaning of Section 4.7 of the Employment Agreement) by Company for any reason other than Cause or the death or disability of Executive, or (ii) Executive’s employment is terminated (within the meaning of Section 4.7 of the Employment Agreement) by Executive on or after January 1, 2025, with Executive having provided written notice of such termination at least ninety (90) days before the termination date and continues to provide services in good faith to effectively effectuate a transition:

(1) Company shall, on or before Executive’s last day of full-time employment hereunder, pay Executive all amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under the Employment Agreement as of the date of such termination.

(2) In addition, subject to subsection (c) below:

(i) the Company shall pay Executive an amount equal to one-and-a-half times the sum of (x) Executive’s Base Salary of $900,000 per annum plus (y) the Target Bonus of 175% of Base Salary. The amount provided under this subsection will be paid as follows: (A) 50% will be paid after the Executive’s termination (within the meaning of Section 4.7 hereof) on the first payroll date following the period in which the unconditional release the Executive must sign and return in accordance with Section 4.4(c) herein becomes irrevocable, and (B) 50% will be paid in 12 equal month installments, commencing six months following Executive’s termination (within the meaning of Section 4.7 hereof).

(ii) the Company shall pay Executive a pro-rated annual bonus for the fiscal year in which such termination occurs, which amount shall be determined by multiplying (A) the Target Bonus, by (B) a fraction, the numerator of which will be the number of days in that year that have transpired prior to such termination, and the denominator of which will be 365. This amount will be paid after the Executive’s termination (within the meaning of Section 4.7 hereof) on the first payroll date following the period in which the unconditional release the Executive must sign and return in accordance with Section 4.4(c) herein becomes irrevocable.

(iii) the Company will pay the applicable premium for COBRA continuation coverage under the Company’s group medical plan for Executive and his covered spouse and dependents (if any) for a period of 18 months, or if less, until Executive is eligible for healthcare coverage under another employer’s group health plan.

(iv) outstanding stock options granted to Executive before, on or after the date hereof shall pro-rata vest and become exercisable based on the total number of days that Executive was employed by the Company during the vesting schedule of each outstanding stock option grant as of the date of termination, and, with respect to each outstanding NQSO granted to Executive before, on or after the date hereof, such NQSO shall remain exercisable until the earlier of 180 calendar days following such termination or the scheduled expiration date of such option. The exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement. As an example, and for illustrative purposes only, if a stock option grant vests 25% on each anniversary of the grant date and Executive’s termination occurred one year and six months following the date of such option grant, 37.5% of the stock option grant would vest and become exercisable.

(v) then outstanding restricted stock and restricted stock unit awards which are subject to vesting solely based on the passage of time and Executive’s continued employment shall pro-rata vest based on the total number of days that Executive was employed by the Company during the vesting schedule of each restricted stock and restricted stock unit award as of the date of termination.

(vi) with respect to then outstanding restricted stock and restricted stock units that are subject to vesting based upon performance (however measured), those awards will be treated in accordance with the applicable award agreement.

For the avoidance of doubt, if Executive resigns January 1, 2025, or fails to provide the required ninety (90) day advance notice prior to a resignation with a termination date occurring on or after January 1, 2025, Executive will not be eligible for any payments described in Section 4.4(a)(2).

2. Section 4.5 of the Employment Agreement is deleted in its entirety and replaced with the following:

4.5 [RESERVED].

3. Section 4.6 of the Employment Agreement is deleted in its entirety and replaced with the following:

4.6 [RESERVED]

4. Except as expressly provided in this Amendment, the Employment Agreement shall remain in effect in accordance with its terms.

5. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment on December 8, 2023.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Lisa M. Most
Name:	Lisa M. Most
Title:	EVP and General Counsel

JOSEPH F. CORADINO

/s/ Joseph F. Coradino
Joseph F. Coradino